Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Reports

2020 Third-Quarter and Year-to-Date Financial Results

Positive Momentum Continues as Third Quarter 2020 Earnings Per Diluted Share Increase 5.3%

Despite Higher Provision for Loan Losses due to the COVID-19 Crisis

ARCHBOLD, OHIO, October 21, 2020, Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today reported financial results for the 2020 third quarter and year-to-date September 30, 2020.

2020 Third Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income after provision for loan losses increased 3.0% to $13.0 million, which included a $1.7 million increase in the provision for loan losses as a result of the COVID-19 crisis
•	Noninterest income increased 49.2% to $4.7 million, primarily due to strong residential mortgage demand
•	Efficiency ratio improved 375 basis points to 62.11%
•	Strong organic growth drove a 17.7% increase in net total loans and an 18.8% increase in total deposits
•	Asset quality remains strong and nonperforming loans to total loans was 0.58% compared to 0.28%
•	Year-to-date, net charge-offs to average loans was 0.03%, compared to 0.04% for the same period last year
•	The balance of interest only and full deferrals was $8.5 million at September 30, 2020, a 94.6% decline from $156.6 million at June 30, 2020
•	F&M remains well capitalized under regulatory guidelines with a Tier 1 capital to average assets of 10.65%
•	Quarterly cash dividend increased 13.3% to $0.17 per share, reflecting F&M’s commitment to create long-term value for shareholders
•	F&M donated over $36,000 to local organizations during the third quarter, a 100% increase from the same quarter last year
•	New loan production offices in Muncie, IN and Oxford, OH contributing to loan growth
•	New loan production office in West Bloomfield, MI and new full-service office in Fort Wayne expected to open in fourth quarter

“Momentum in our business remains strong and I am extremely proud of the high level of service and dedication our employees continue to provide our customers and communities,” stated Lars B. Eller, President and Chief Executive Officer.  “We entered the COVID-19 crisis from a position of strength through our commitment to community-oriented and prudent banking values.  F&M’s continued success throughout this challenging period is encouraging and we have been able to offset an increased level of provision for loan losses by reducing our cost of funds, driving strong noninterest income, and improving our efficiency ratio.  As a result, third quarter net income increased 3.2%, and earnings per diluted share are up 5.3% over the prior year period.”

Mr. Eller continued: “Our loan portfolio continues to be resilient.  Loans 30 days past due to total loans, excluding PPP loan balance, is comparable to pre-COVID levels and was 0.26% at September 30, 2020, compared to 0.18% at December 31, 2019.  In addition, we ended the third quarter with only $8.5 million of interest only and full deferrals, compared to $156.6 million at the end of the second quarter.  Given this favorable performance, we believe interest only and full deferrals, as well as second deferrals, will continue to decline throughout the remainder of 2020.

However, given the uncertainty surrounding the COVID-19 crisis and the continued impacts the pandemic is having on the global economy, we are proactively monitoring our portfolio’s performance and our approach to risk remains prudent.  As a result, we have increased our allowance for loan and lease losses by nearly 76.0% over the past 12 months, and our allowance for loan and lease losses to total loans, adjusted for our PPP balances, are now over 1.0%.”

Income Statement

Net income for the 2020 third quarter ended September 30, 2020, was $4.4 million, compared to $4.3 million for the same period last year.  Net income per basic and diluted share for the 2020 third quarter was $0.40, compared to $0.38 for the same period last year.  Net income for the 2020 nine-month period ended September 30, 2020, was $13.3 million, compared to $13.7 million for the same period last year.  Net income per basic and diluted share for the 2020 nine months was $1.20, compared to $1.23 for the same period last year.

Mr. Eller continued, “Our provision for loan losses has increased from $410,000 for the nine months ended September 30, 2019 to $5.0 million for the nine months ended September 30, 2020.  Helping offset this year-to-date increase, has been a slight increase in total interest income, a 23.5% improvement in total interest expense, and a 26.3% increase in noninterest income.  In addition, noninterest expenses have increased only 4.9% year-to-date, primarily due to a one-time $0.5 million increase in salary and wages during the third quarter to support our employees’ annual incentive program.  Despite higher operating expenses, our efficiency ratio for the nine months ended September 30, 2020 was 62.11%, compared to 65.86% for the same period last year and at the bank only level, excluding the parent or any affiliate, our efficiency ratio at September 30, 2020, was 59.89% compared to 62.45% for the same period last year.”

Deposits

At September 30, 2020, total deposits were $1.519 billion, an increase of 18.8% from September 30, 2019, and an increase of 2.8% from June 30, 2020.  The significant organic deposit growth being experienced is a result of continued strength in expanding relationships with new and existing customers, and the benefits of PPP activity. In addition, we continue to see growing customer preferences to more stable and secure saving instruments as deposits have increased since the COVID-19 crisis began.

Loan Portfolio and Asset Quality

Total loans, net at September 30, 2020, increased 17.7% or by $205.2 million to $1.364 billion, compared to $1.159 billion at September 30, 2019, and up 1.4% from $1.345 billion at June 30, 2020.  The year-over-year improvement resulted primarily from the contribution of strong organic loan growth and $87.0 million of PPP loans originated during the 2020 second quarter.

Mr. Eller continued, “Despite the challenges created by the COVID-19 crisis, we continue to grow our loan portfolio with high quality customers, reflecting the personal financial services and value we provide our local communities and the recent contribution of our newly opened loan production offices in Muncie, IN and Oxford, OH.”

F&M continues to closely monitor its loan portfolio with a particular emphasis on higher risk sectors.  The Bank initially had loans of $28 million in deferment and loans of $137 million making interest only payments.  As of September 30, 2020, there is a total of $8.5 million outstanding between deferrals and interest only payments within the Company’s commercial and agriculture portfolios.  The $8.5 million balance comprised $1.4 million with one full month of deferment, $641,000 with three full months of deferment, $5.5 million with three months interest only payments, and $900,000 with six months interest only.  Second deferrals were negligible at September 30, 2020 and at this point in time, existing loans outstanding in deferral or interest only payments are expected to be current as of December 31, 2020.

The Company’s management team has evaluated its exposure to increased loan losses related to the COVID-19 pandemic and has identified the following industry segments most impacted by the pandemic as of September 30, 2020:

Industry Segments (Dollars in Thousands)	Outstanding Loan Balance	Percent of Total Loan Portfolio	Payment Deferment	Percent of Total Loans Adjusted with Deferment	Interest Only Modifications	Percent of Total Loans Adjusted with Interest Only
Hospitality (Hotels)	$74,426	5.44%	$-	0.00%	$1,679	26.19%
Restaurants	21,726	1.59%	-	0.00%	2,000	31.20%
Retail Commercial Real Estate *	101,783	7.44%	-	0.00%	-	0.00%
Entertainment	24,568	1.80%	641	31.10%	1,302	20.32%
Car Dealers	32,094	2.35%	-	0.00%	-	0.00%
Gas Stations	17,586	1.29%	-	0.00%	-	0.00%
Other	770,197	56.31%	1,420	68.90%	1,429	22.29%
Total	$1,042,380	76.22%	$2,061	100.00%	$6,410	100.00%

# of Customers			4		5

*Includes Owner Occupied
Report on Adjusted Loans as of September 30, 2020

The other category in payment deferment at September 30, 2020, is a loan for a livestock production facility.  The other category for interest modifications as of September 30, 2020, is for construction of an agricultural implement facility and a manufacturer.

F&M’s agriculture portfolio continues to perform well, as a result of the Company’s experienced lenders, diversified market exposure, and geographic focus within strong agricultural markets.  At September 30, 2020, F&M’s $103.3 million agriculture portfolio consisted primarily of row crop and livestock production, with almost no dairy exposure.  Agriculture customers are proven farmers with strong balance sheets and 95% of row crop producers utilize crop insurance to mitigate weather and production risks.  Approximately, 25% of F&M’s agriculture portfolio at September 30, 2020, was within the livestock sector, and approximately 70% of this exposure is to customers that support production but do not have direct livestock ownership.  In addition, approximately 80% of F&M’s livestock exposure is for loans with balances under $750,000 and of the borrowers with direct livestock ownership, approximately 50% are not dependent on the income from livestock to manage their debt payments.  Overall, F&M believes agricultural performance will be similar to 2019.

Focusing on Operational Excellence and Executing Long-Term Strategic Plan

Mr. Eller stated: “Based on the lessons we have learned throughout the COVID-19 pandemic, we are making strategic investments across our organization that support the future needs of our operations as well as adapt to changing customer preferences.  We are reviewing our office modification strategy.  As a part of this, we are exploring the opportunity for offices in compelling markets with a high concentration of our core customer demographic.  During the fourth quarter, we are expanding our physical presence into the state of Michigan with a new loan production office in West Bloomfield, MI.  Our new full-service office in Fort Wayne, IN is also expected to open in fourth quarter.”

“We have recently split our back-end operations team into four separate locations to mitigate risk of operating one facility and promote social distancing within our facilities, in addition to supporting our employees’ efforts to work from home. We also remain focused on attracting and retaining employees to support our current and future growth, and during the third quarter we expanded our employee 401(k) offerings, and upgraded our HR system.  Investments in our digital infrastructure continue and in the coming months we will go live with an upgrade to F&M’s website, improve our customer’s ability to automatically open accounts online, and open a new call center to support our growing digital strategies.”

Mr. Eller concluded: “Despite the unprecedented impacts of the COVID-19 pandemic, 2020 is shaping up to be a strong year demonstrating the resiliency of our employees, customers, and communities.  We are all in this together and F&M remains focused on providing support for you and us, throughout the near-term challenges and future prosperity.”

Stockholders’ Equity and Dividends

Total stockholders’ equity increased 7.0% to $243.4 million at September 30, 2020, from $227.4 million at September 30, 2019. At September 30, 2020, the Company had a Tier 1 leverage ratio of 10.65%, compared to 11.60% at September 30, 2019.

Tangible stockholders’ equity increased to $187.2 million at September 30, 2020, compared to $174.6 million at September 30, 2019.  The largest change to intangible stockholders’ equity was an increase in accumulated comprehensive income, which increased from $1.471 million as of September 30, 2019 to $5.860 million as of September 30, 2020.  On a per share basis, tangible stockholders’ equity at September 30, 2020, was $16.78 per share, compared to $15.68 per share at September 30, 2019.

For the nine months ended September 30, 2020, the Company has declared cash dividends of $0.49 per share, which is an 8.9% increase over the 2019 nine month declared dividend payment.  F&M is committed to returning capital to shareholders and has increased the annual cash dividend for 26 consecutive years.  For the nine months ended September 30, 2020, the dividend payout ratio was 42.66% compared to 38.67% for the same period last year.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897.  The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 30 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio.  In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended.  Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information.  For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.

Non-GAAP Financial Measures

This press release includes disclosure of financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP).  A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers & Merchants Bancorp, Inc. believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers & Merchants Bancorp, Inc.’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

(Unaudited) (in thousands of dollars, except per share data)

	Three Months Ended					Nine Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Interest Income
Loans, including fees	$16,181	$16,192	$15,883	$15,608	$15,202	$48,256	$46,605
Debt securities:
U.S. Treasury and government agencies	761	767	1,146	840	972	2,674	2,501
Municipalities	279	243	262	225	190	784	612
Dividends	36	26	45	60	69	107	233
Federal funds sold	4	5	6	97	120	15	319
Other	32	40	122	319	459	194	887
Total interest income	17,293	17,273	17,464	17,149	17,012	52,030	51,157
Interest Expense
Deposits	1,864	2,254	2,901	3,336	3,654	7,019	9,606
Federal funds purchased and securities sold under agreement to repurchase	174	187	244	207	201	605	527
Borrowed funds	231	257	266	270	257	754	813
Total interest expense	2,269	2,698	3,411	3,813	4,112	8,378	10,946
Net Interest Income - Before Provision for Loan Losses	15,024	14,575	14,053	13,336	12,900	43,652	40,211
Provision for Loan Losses	1,987	1,569	1,430	728	247	4,986	410
Net Interest Income After Provision For Loan Losses	13,037	13,006	12,623	12,608	12,653	38,666	39,801
Noninterest Income
Customer service fees	2,299	2,258	1,586	1,732	1,722	6,143	4,994
Other service charges and fees	879	704	1,039	1,132	1,179	2,622	3,311
Net gain on sale of loans	1,537	364	227	119	260	2,128	558
Net gain (loss) on sale of available-for-sale securities	-	-	270	-	-	270	(26)
Total noninterest income	4,715	3,326	3,122	2,983	3,161	11,163	8,837
Noninterest Expense
Salaries and wages	5,102	4,043	4,223	4,029	4,158	13,420	12,300
Employee benefits	1,566	1,218	1,677	1,410	1,331	4,461	4,148
Net occupancy expense	558	564	564	406	630	1,686	1,911
Furniture and equipment	875	750	758	596	720	2,383	2,179
Data processing	490	408	442	396	482	1,340	2,157
Franchise taxes	368	369	368	246	248	1,105	735
ATM expense	444	376	414	434	416	1,234	1,281
Advertising	411	265	303	340	587	979	1,229
Net (gain) loss on sale of other assets owned	(7)	(7)	1	16	22	(13)	65
FDIC assessment	194	144	72	(11)	-	410	194
Mortgage servicing rights amortization	296	356	132	158	149	784	329
Consulting fees	205	217	139	264	196	561	404
Other general and administrative	1,786	1,691	1,602	1,482	1,667	5,027	4,897

Total noninterest expense	12,288	10,394	10,695	9,766	10,606	33,377	31,829
Income Before Income Taxes	5,464	5,938	5,050	5,825	5,208	16,452	16,809
Income Taxes	1,054	1,134	945	1,102	933	3,133	3,130
Net Income	4,410	4,804	4,105	4,723	4,275	13,319	13,679
Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available-for- sale securities	639	661	4,998	(472)	841	6,298	5,651
Reclassification adjustment for realized (gain) loss on sale of available-for-sale securities	-	-	(270)	-	-	(270)	26
Net unrealized gain (loss) on available-for- sale securities	639	661	4,728	(472)	841	6,028	5,677
Tax expense (benefit)	134	139	993	(99)	176	1,266	1,192
Other comprehensive income (loss)	505	522	3,735	(373)	665	4,762	4,485
Comprehensive Income	$4,915	$5,326	$7,840	$4,350	$4,940	$18,081	$18,164
Basic and Diluted Earnings Per Share	$0.40	$0.43	$0.37	$0.43	$0.38	$1.20	$1.23
Dividends Declared	$0.17	$0.16	$0.16	$0.16	$0.15	$0.49	$0.45

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$46,395	$54,336	$49,844	$50,137	$103,188
Federal funds sold	41,358	31,105	40,993	1,159	11,404
Total cash and cash equivalents	87,753	85,441	90,837	51,296	114,592

Interest-bearing time deposits	4,657	4,636	4,869	4,309	4,554
Securities - available-for-sale	259,041	236,292	204,121	222,293	190,465
Other securities, at cost	5,827	5,810	5,810	5,810	5,789
Loans held for sale	7,621	11,445	2,153	4,248	606
Loans, net	1,351,979	1,334,790	1,239,108	1,211,771	1,151,937
Premises and equipment	26,776	26,049	26,120	26,351	25,990
Goodwill	47,340	47,340	47,340	47,340	47,340
Mortgage servicing rights	3,027	2,740	2,672	2,629	2,556
Other real estate owned	206	135	185	214	351
Bank owned life insurance	15,501	15,399	15,313	15,235	15,151
Other assets	16,872	14,370	16,597	15,834	15,549
Total Assets	$1,826,600	$1,784,447	$1,655,125	$1,607,330	$1,574,880

Liabilities and Stockholders' Equity

Liabilities
Deposits
Noninterest-bearing	$330,845	$336,027	$261,786	$265,156	$261,719
Interest-bearing
NOW accounts	534,792	504,846	463,734	423,655	430,646
Savings	392,059	374,871	341,256	322,973	310,667
Time	261,177	261,631	281,931	276,563	274,996
Total deposits	1,518,873	1,477,375	1,348,707	1,288,347	1,278,028

Federal Funds Purchased and securities sold under agreements to repurchase	29,859	30,949	30,585	48,073	30,056
Federal Home Loan Bank (FHLB) advances	17,724	19,087	24,888	24,806	24,669
Dividend payable	1,882	1,768	1,768	1,768	1,657
Accrued expenses and other liabilities	14,841	14,971	12,820	14,078	13,062
Total liabilities	1,583,179	1,544,150	1,418,768	1,377,072	1,347,472

Commitments and Contingencies

Stockholders' Equity
Common stock - No par value 20,000,000 shares authorized; issued and outstanding 12,230,000 shares 9/30/20 and 12/31/19	81,577	82,134	81,844	81,535	81,264
Treasury stock - 1,071,299 shares 9/30/20, 1,093,065 shares 12/31/19	(12,397)	(12,668)	(12,636)	(12,456)	(12,453)
Retained earnings	168,381	165,476	162,416	160,081	157,126
Accumulated other comprehensive income	5,860	5,355	4,833	1,098	1,471
Total stockholders' equity	243,421	240,297	236,457	230,258	227,408
Total Liabilities and Stockholders' Equity	$1,826,600	$1,784,447	$1,655,225	$1,607,330	$1,574,880

(Unaudited) (in thousands of dollars, except share data)

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

SELECT FINANCIAL DATA

	For the Three Months Ended					For the Nine Months Ended
Selected financial data	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Return on average assets	0.98%	1.10%	1.02%	1.18%	1.10%	1.03%	1.33%
Return on average equity	7.28%	8.07%	7.06%	8.26%	7.54%	7.45%	8.63%
Yield on earning assets	4.04%	4.25%	4.66%	4.63%	4.74%	4.30%	5.03%
Cost of interest bearing liabilities	0.74%	0.91%	1.22%	1.40%	1.55%	0.95%	1.36%
Net interest spread	3.30%	3.34%	3.44%	3.23%	3.19%	3.35%	3.57%
Net interest margin	3.51%	3.59%	3.75%	3.60%	3.60%	3.61%	3.78%
Efficiency	62.11%	57.91%	63.09%	63.67%	65.86%	61.05%	64.09%
Dividend payout ratio	42.66%	36.80%	43.07%	43.34%	38.67%	40.68%	32.26%
Tangible book value per share (1)	$16.78	$16.33	$16.26	$16.01	$15.45
Tier 1 capital to average assets	10.65%	10.70%	11.56%	11.52%	11.45%
Average Shares Outstanding	11,142,797	11,129,341	11,134,870	11,137,004	11,121,426	11,135,695	11,105,993

(1) Tangible Equity = Stockholder Equity less goodwill and other intangibles (core deposit intangible, mortgage servicing rights and unrealized gain/loss on securities)

Loans	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
(Dollar amounts in thousands)
Commercial real estate	$595,146	$589,382	$570,217	$551,309	$502,137
Agricultural real estate	192,883	194,606	194,383	199,105	200,791
Consumer real estate	175,963	174,069	174,731	165,349	159,074
Commercial and industrial	238,175	223,842	143,261	135,631	130,150
Agricultural	103,330	107,458	109,584	111,820	110,270
Consumer	53,320	50,108	49,022	49,237	49,552
Other	9,030	9,714	8,336	8,314	8,167
Less: Net deferred loan fees and costs	(3,985)	(4,456)	(1,893)	(1,766)	(1,445)
Total loans, net	$1,363,862	$1,344,723	$1,247,641	$1,218,999	$1,158,696

Asset quality data	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
(Dollar amounts in thousands)
Nonaccrual loans	$7,870	$8,473	$3,344	$3,400	$3,275
Troubled debt restructuring	$7,028	$7,034	$1,934	$956	$1,051
90 day past due and accruing	$-	$-	$-	$-	$-
Nonperforming loans	$7,870	$8,473	$3,344	$3,400	$3,275
Other real estate owned	$206	$135	$185	$214	$351
Non-performing assets	$8,076	$8,608	$3,529	$3,614	$3,626

(Dollar amounts in thousands)
Allowance for loan and lease losses	$11,883	$10,538	$8,533	$7,228	$6,759
Allowance for loan and lease losses/total loans	0.87%	0.78%	0.68%	0.59%	0.58%
Net charge-offs:
Quarter-to-date	$37	$169	$125	$295	$171
Year-to-date	$331	$294	$125	$685	$426
Net charge-offs to average loans
Quarter-to-date	0.00%	0.01%	0.01%	0.03%	0.02%
Year-to-date	0.03%	0.02%	0.01%	0.06%	0.04%
Non-performing loans/total loans	0.58%	0.63%	0.27%	0.28%	0.28%
Allowance for loan and lease losses/nonperforming loans	151.01%	117.24%	256.66%	187.17%	173.25%

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES

(in thousands of dollars, except percentages)

	For the Three Months Ended			For the Three Months Ended
	September 30, 2020			September 30, 2019
Interest Earning Assets:	Average Balance	Interest/ Dividends	Annualized Yield/Rate	Average Balance	Interest/ Dividends	Annualized Yield/Rate
Loans	$1,359,156	$16,181	4.76%	$1,126,173	$15,202	5.40%
Taxable Investment Securities	245,274	968	1.58%	167,654	1,082	2.58%
Tax-exempt Investment Securities	26,032	108	2.10%	32,530	149	2.32%
Fed Funds Sold & Other	83,760	36	0.17%	112,961	579	2.05%
Total Interest Earning Assets	1,714,222	$17,293	4.04%	1,439,318	$17,012	4.74%

Nonearning Assets	93,778			116,191

Total Assets	$1,808,000			$1,555,509

Interest Bearing Liabilities:
Savings Deposits	$915,367	$798	0.35%	$734,075	$2,044	1.11%
Other Time Deposits	258,809	1,066	1.65%	276,793	1,610	2.33%
Other Borrowed Money	18,920	231	4.88%	24,582	257	4.18%
Fed Funds Purchased & Securities
Sold under Agreement to Repurchase	30,100	174	2.31%	28,947	201	2.78%
Total Interest Bearing Liabilities	$1,223,196	$2,269	0.74%	$1,064,397	$4,112	1.55%

Noninterest bearing Liabilities	342,388			264,183

Stockholders Equity	$242,416			$226,929

Net Interest Income and interest rate spread		$15,024	3.30%		$12,900	3.19%

Net Interest Margin			3.51%			3.60%

Yields on Tax exempt securities and the portion of the tax-exempt IDB loans included in loans have been tax adjusted based on a 21% tax rate in the charts

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES

(in thousands of dollars, except percentages)

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2020			September 30, 2019
Interest Earning Assets:	Average Balance	Interest/ Dividends	Annualized Yield/Rate	Average Balance	Interest/ Dividends	Annualized Yield/Rate
Loans	$1,305,998	$48,256	4.93%	$1,113,892	$46,605	5.36%
Taxable Investment Securities	208,499	3,220	2.06%	163,106	2,857	2.34%
Tax-exempt Investment Securities	25,564	345	2.28%	33,554	489	2.46%
Fed Funds Sold & Other	75,917	209	0.37%	77,296	1,206	2.08%
Total Interest Earning Assets	1,615,978	$52,030	4.30%	1,387,848	$51,157	4.93%

Nonearning Assets	109,564			78,442

Total Assets	$1,725,542			$1,466,290

Interest Bearing Liabilities:
Savings Deposits	$849,748	$3,237	0.51%	$708,280	$5,577	1.05%
Other Time Deposits	268,762	3,782	1.88%	261,592	4,029	2.05%
Other Borrowed Money	22,401	754	4.49%	25,811	813	4.20%
Fed Funds Purchased & Securities
Sold under Agreement to Repurchase	33,118	605	2.44%	29,657	527	2.37%
Total Interest Bearing Liabilities	$1,174,029	$8,378	0.95%	$1,025,340	$10,946	1.42%

Noninterest bearing Liabilities	313,224			220,034

Stockholders Equity	$238,289			$220,916

Net Interest Income and interest rate spread		$43,652	3.35%		$40,211	3.51%

Net Interest Margin			3.61%			3.88%

Yields on Tax exempt securities and the portion of the tax-exempt IDB loans included in loans have been tax adjusted based on a 21% tax rate in the charts